Exhibit 99.1

Press Release	Source: ROO Group Inc.

ROO Increases Consolidated Revenue by 43% and Online Digital Media Revenue by 78% in 2007

Monday March 31, 8:00 am ET

Company Announces Conversion of Existing Super-Voting Preferred Shares and Elimination of Preferred Share Class

Company Enters Definitive Share Purchase Agreements to Acquire Shares of Subsidiary Sputnik Agency

Company to be Renamed 'KIT Digital'

NEW YORK, March 31 /PRNewswire-FirstCall/ -- ROO Group Inc. (OTC Bulletin Board: RGRP - News) today announced financial results for the quarter and year ended December 31, 2007, the reporting period immediately prior to the assumption of executive management responsibilities by the KIT Capital group. The Company also made several key corporate action announcements, including:

(a) The conversion of all of the Company's outstanding 10 million super-voting preferred shares into an aggregate of 400,000 common shares, as well as the extinguishment of all shelf preferred shares, thereby resulting in the extinguishment of the entire class of preferred stock;

(b) The concurrent issuance of 8.65 million fully vested warrants to Messrs. Robert Petty and Robin Smyth as part of restructured employment agreements, but unrelated to future employment;

(c) The execution of share purchase agreements with selling shareholders towards acquiring the remaining 49% of Sputnik Agency, ROO's profitable, interactive online advertising subsidiary, pursuant to the agreement in principle originally reached on March 16, 2008; and

(d) The corporate re-branding of ROO Group, including re-naming the Company to 'KIT Digital, Inc.'.

For the quarter ended December 31, 2007, revenue was $3.9 million, compared to $3.75 million in the prior year period.

The net loss for the quarter ended December 31, 2007 was $12.5 million, or $0.32 per basic and diluted share, compared to $5.0 million, or $0.23 per basic and diluted share, in the same period last year. The net loss for the quarter ended December 31, 2007 includes non-cash items totaling approximately $1.1 million in stock-based compensation and other compensation payments, compared to $860,000 in the same period last year, and $4.1 million relating primarily to the impairment of tangible and intangible assets. Excluding these non-cash items, net loss for the quarter was $7.3 million. The increase in net loss for the quarter is attributed to continued investments in building out our technology platform, the cost of running the RBS business unit, which was still in the research and development phase, as well as legal fees and costs associated with headcount reduction. Weighted average common shares outstanding for the three months ended December 31, 2007 was 38,953,109 compared to 21,920,172 for the same period in the prior year. The RBS business unit, which was researching peer-to-peer networking technology, was closed down in January 2008.

For the year ended December 31, 2007, revenue increased 43% to $13.9 million, compared to $9.8 million in 2006. This increase includes a 78% increase in revenue from the Online Digital Media segment to $9.5 million, compared to revenues of $5.4 million for the year ended December 31, 2006.

The net loss for the year ended December 31, 2007 was $34.6 million, or $0.99 per basic and diluted share, compared to $14.6 million, or $0.92 per basic and diluted share in 2006. The net loss includes non-cash items totaling approximately $4.7 million in stock-based compensation and other compensation payments, compared to $2.6 million in 2006, and $4.1 million relating primarily to the impairment of tangible and intangible assets. Excluding these non-cash items, net loss for the year was $25.8 million. The increase in net loss for the year is attributed to the cost of development of the VX Platform, the acquisition of strategic assets of Wurld Media and the cost of running the RBS business unit, as well as a ramp up of global operations and sales personnel. Weighted average common shares outstanding for the year ended December 31, 2007 was 34,869,325 compared to 15,901,049 for the same period in the prior year.

Kaleil Isaza Tuzman, chairman and chief executive officer of ROO, stated, "The financial results for the three months and year ended December 31, 2007, reported today, pre-date my joining ROO in January 2008. Since January, we have implemented several material cost-cutting initiatives and repositioned ROO to be more competitive, with a refocused strategic growth plan. This new strategy involves the integration of our interactive agency and video player capabilities, and an all-out commitment to profitability this fiscal year. Our focus during the first quarter of 2008 was on (a) maintaining revenues, (b) controlling and cutting costs and (c) simplifying our capital structure."

"Our focus in the second quarter of 2008 will be on building 'smart', gross contribution-positive revenue through client agreements and strategic acquisitions. While building the scale of our business will play an important role in our success, we are more focused on achieving profitability than on top-line growth -- which we believe will ultimately provide a more stable foundation for long-term success."

Isaza Tuzman continued, "In the first quarter, we have cut our cash burn by roughly 45% through a mixture of operating discipline and slightly enhanced revenue levels -- without losing a single client and while adding one of our largest clients to date, Italy's RCS Digital. We fully integrated our subsidiary Sputnik and finally managed to extinguish the onerous preferred share class without material dilution to common shareholders. We also rotated the Company more towards higher growth international markets, built a high- quality independent board of directors and filled out critical management positions -- like president, chief operating officer, head of engineering, head of EMEA and head of Latin America. A very productive first quarter in my opinion."

Preferred Share Conversion and Class Extinguishment

On March 30, 2008, ROO Group reached negotiated settlements with Robert Petty and Robin Smyth, restructuring their respective employment agreements, each of which involved one-time cash severance payments. In exchange for entering into new below-market, "at will" employment agreements, Messrs. Petty and Smyth will receive upfront cash settlements of $675,000 and $275,000 respectively, as well as an aggregate of 8.65 million fully vested warrants to purchase ROO common stock, at a strike price equal to $0.133 per share (representing the 3-day weighted average of closing price of ROO common stock prior to and including March 28, 2008). These warrants will become exercisable in 1/12 increments on a monthly basis starting six months from now. Mr. Smyth's restructured employment agreement involves certain cash and warrant- based incentives which can be earned-in over a period of 3 years based on ongoing service to the Company. As part of their respective settlements, Messrs. Petty and Smyth agreed to vote their preferred shares according to the Company's designation. Together with certain preferred shares beneficially voted by the Company on March 30, 2008, these preferred shares -- which represented a voting majority of all aggregate share classes -- voted for a statutory conversion of all outstanding preferred shares (10 million in total) into an aggregate of 400,000 common shares. The preferred shares also voted for the subsequent extinguishment of the entire class of preferred shares, such that no preferred shares may be issued by the Company in the future, and for the renaming of the Corporation to "KIT Digital, Inc." These decisions will be perfected twenty days after a definitive information statement has been sent to all of the Company's shareholders.

Following the conversion of the outstanding preferred shares into an aggregate of 400,000 common shares, ROO will have 39.34 million total shares outstanding, or a market capitalization of $5.1 million -- based on the $0.13 closing price of ROO common shares on Friday, March 28, 2008. As of March 28, 2008, the Company had an approximate cash position of $5.3 million.

KIT Capital retains a right, pursuant to its Executive Management Agreement with the Company of December 18, 2007, to purchase $5 million of ROO common shares at $0.16 per share. KIT Capital has also agreed, subject to approval by an independent committee of the board of directors, to accept warrants to purchase 2.0 million shares of ROO common stock at a strike price equal to $0.13 per share in exchange for surrendering its right to purchase 51% of the outstanding preferred shares of the Company.

"ROO Group has long suffered from the overhang of a 'blank-check' preferred share class," commented Isaza Tuzman. "While management originally came forward with a plan to eliminate the preferred shares through a 1-to-3.2 conversion ratio into common shares, it became clear over the last several weeks that this plan was unacceptable to common shareholders. We see the net outcome of the settlements reached as being materially positive for common shareholders-involving less than one-third of the pro forma dilution as the previously proposed 1-to-3.2 conversion alternative. More importantly, with only one class of stock, all shareholders are now on a level playing field, and investors can value ROO transparently and on an apples-to-apples basis versus others companies in our sector-a comparison that we think will prove favorable. We appreciate the flexibility shown by Messrs. Petty and Smyth in arriving at this point."

Integration and Consolidation of Sputnik Agency

On March 30, 2008, ROO executed various individual share purchase agreements with the shareholders of Sputnik Agency, in a process that once completed should provide the Company a 100% ownership position in the subsidiary entity. The all-in cash cost to ROO for the buy-in of Sputnik (including consummation of the Company's original 51% ownership) will be approximately $4.0 million, to be paid by April 30, 2008. Sputnik Agency reported 2007 revenues of $5.2 million and an operating profit of $371,000. As previously announced, ROO recently appointed Sputnik Agency's managing director, Gavin Campion, 35, as president. Campion is now responsible for all of ROO's global operations, client services and business development.

Mr. Campion commented, "The integration of Sputnik and ROO Media Services will strengthen our operations by bringing our online video enablement and interactive marketing solutions under one product offering. By offering a single source solution we will be able to better serve current and prospective clients. The Sputnik and ROO Media Services teams are in fact already operating as one, and we have begun to see the positive fruits of this decision. I bring the profit-focused outlook I have had in building Sputnik to the overall ROO Group."

Corporate rebranding efforts, including the new name, 'KIT Digital'

On March 30, 2008, the majority of the Company's aggregate shares voted to change the name of the Company to KIT Digital, Inc. The name change had been previously authorized by the Board of Directors. The Company will operate under the new name effective April 7, 2008. The Company will legally change the name of the Corporation forthwith, as a result of which the Company's ticker symbol on the Over the Counter Bulleting Board will also be changed. Until that time, the Company will continue to trade under the ticker symbol RGRP.

Mr. Isaza Tuzman commented, "The ROO name has served the Company over time, but the team felt that the integration of Sputnik and ROO Media Services represented a good time to introduce a fresh, new brand. The 'KIT Digital' brand underscores my commitment to our success, and reflects in part the changes made since KIT Capital's involvement in the Company several months ago.

Mr. Campion continued, "In the coming weeks we will officially launch our new corporate identity, including a new logo and website. This new brand most effectively conveys our revamped operations and our focus on a 360 degree online video monetization model for corporate clients. We will be unveiling our new branding at the MIPTV conference in Cannes, France on April 7th."

"We are off to a strong start in 2008 as it relates to executing our plan," concluded Isaza Tuzman. "We are gaining traction delivering our unique end-to-end IPTV enablement technology to international customers. This is buttressed by our recent exclusive technology agreements with Abacast, Pando Networks and Viewdle and our recently announced intent to acquire mobile TV company Kamera. However, this progress is perhaps best underscored by leading European media company RCS' decision to deploy ROO's online streaming video solutions on the web sites of two of Europe's largest newspapers, Corriere della Sera and La Gazetta dello Sport."

ROO Group's significant corporate milestones since December 31, 2007 include:

--	Conversion of all outstanding 10 million preferred shares into an aggregate of 400,000 common shares, and subsequent extinguishment of the entire class of preferred shares;

--	Execution of definitive share purchase agreements with the shareholders of ROO's subsidiary Sputnik Agency, towards the purchase of 100% of the capital stock of Sputnik;

--	Appointment of Gavin Campion as president of ROO Group, effective April 1, 2008;

--	The expansion of the Company's board of directors to seven members, four of whom are independent. This includes the appointments of Wayne R. Walker, Kamal El-Tayara, Lars Kroijer, and Daniel W. Hart;

--
Execution of a Letter of Intent and associated Content Distribution Agreement for the acquisition of 100% of the capital stock of Kamera Content AB, a Stockholm-based provider of mobile and browser-based IPTV solutions to corporate customers like Vodafone, MSN, Orange, O2, Telefonica, Hutchinson, China Mobile and others;

--
Partnered with Abacast and Pando Networks on a semi-exclusive basis to offer current and future corporate customers peer-to-peer (P2P) streaming solutions that deliver live streaming and video-on-demand (VoD) through the ROO Media Player;

--
Partnered with facial recognition-based video search company Viewdle, whereby Viewdle will integrate its video search capability into the ROO player to offer a seamless user experience as either a stand-alone product or integrated with a broader ROO solution for corporate clients;

--	Rebranding the Company as "KIT Digital", effective April 7, 2008; and

--	Retained Merriman Curhan Ford & Co. to help manage its capital restructuring initiatives and explore strategic buy-side alternatives.

Conference Call

The Company will host a conference call at 9:00 a.m. ET/ 1:00 p.m. GMT on Monday, March 31, 2008. To participate in the call, please dial 1 (888) 603- 6873 (domestic) or +1 (973) 582-2706 (international). The passcode for the call is 40671896. Please dial into the call at least five minutes before the scheduled start time to allow for processing time.

The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of ROO's website, www.roo.com, or at www.kcsa.com. If using this option, please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the Internet broadcast.

For interested individuals unable to join the live conference call, a replay of the call will be available through April 14, 2008, at 1 (800) 642- 1687 (domestic) or +1 (706) 645-9291 (international). The passcode for the replay is 40671896. An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ROO

ROO Group Inc. (OTC Bulletin Board: RGRP - News), through its 100% subsidiary ROO Media Corporation, is a global service provider enabling businesses to leverage their digital media assets and provide an enhanced user experience. The Company's proprietary platform and content management system, the ROO Video Exchange, and a suite of related products, allows web sites and their advertisers to organize video content, target advertising and maximize views. ROO is the service provider of choice for companies seeking enterprise level solutions and effective strategies for monetizing digital media assets. The Company also operates an advertising agency business specializing in a variety of media services including direct marketing, brand planning and identity, media buying and packaging. ROO has offices in New York, London, Dubai and Melbourne, Australia. For additional information, please visit www.roo.com.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of ROO Group, Inc. could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rates and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Tables Below

ROO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2007
(Amounts in Thousands, Except Share and Per Share Data)

Assets:
Current assets:
Cash and cash equivalents	$10,189
Accounts receivable, net	3,057
Other current assets	1,288
Restricted cash	100

Total current assets	14,634

Property and equipment, net	1,307
Deferred tax assets	263
Software, net	505
Customer list, net	253
Domain names, net	30
Goodwill	1,123

Total assets	$18,115

Liabilities and Stockholders' Equity:
Current liabilities:
Bank overdraft and other obligations	$190
Accounts payable	3,121
Accrued expenses	1,616
Income tax payable	139
Other current liabilities	1,478

Total current liabilities	6,544

Capital lease obligations	292
Total liabilities	6,836
Commitments and contingencies	--
Minority interest	(76)

Stockholders' Equity:
Series A preferred shares, $0.0001 par value: authorized
10,000,000 shares; issued and outstanding 10,000,000	1
Common stock, $0.0001 par value: authorized 500,000,000
shares; issued and outstanding 38,936,039	4
Additional paid-in capital	74,820
Accumulated deficit	(63,524)
Accumulated other comprehensive income	54
Total stockholders' equity	11,355

Total liabilities and stockholders' equity	$18,115

ROO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Amounts in Thousands, Except Share and Per Share Data)

	Years ended December 31,
	2007	2006
Revenue	$13,929	$9,768
Expenses:
Operations	13,541	8,530
Research and development	6,146	2,140
Sales and marketing	7,530	5,318
General and administrative (exclusive
of non-cash compensation)	11,540	6,098
Non-cash compensation	4,748	2,597
Settlement of MVD agreement	500	--
Impairment of property and equipment	788	--
Impairment of intangible assets	3,124	--
Impairment of goodwill	250	--

Total expenses	47,167	24,683

(Loss) from operations	(34,238)	(14,915)

Interest income	725	166
Interest expense	(70)	(78)
Other income (expense)	(51)	--
Registration rights liquidated damages	(792)	(70)

Net (loss) before income taxes	(34,426)	(14,897)

Income tax expense (benefit)	125	(92)

Net (loss) before minority interest	(34,551)	(14,805)

Minority interest	(13)	180

Deduct: Preferred shares dividend	--	--

Net (loss) available to common
shareholders	$(34,564)	$(14,625)

Basic and diluted net (loss) per common
share	$(0.99)	$(0.92)

Weighted average common shares outstanding	34,869,325	15,901,049

Comprehensive (loss):
Net (loss)	$(34,564)	$(14,625)
Foreign currency translation	46	43

Comprehensive (loss)	$(34,518)	$(14,582)

_______________________
Source: ROO Group Inc.